Exhibit 99.1


                              AMENDMENT TO BYLAWS

                                       OF

                               KNIGHT-RIDDER, INC.


1. Article I, Section 1 of the Bylaws of Knight-Ridder, Inc. is amended in its entirety to read as follows:

           "SECTION 1 - ANNUAL MEETING: The annual meeting of the shareholders of the Company for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at the principal office of the Company or at such other place as may be designated by the Board of Directors and specified in the notice of such meeting, at such time and upon such date in each year as the Board of Directors may determine."